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                                                                    EXHIBIT 10.5

                          FUTURELINK DISTRIBUTION CORP.

                              LETTER AGREEMENT WITH
                         THOMSON KERNAGHAN & CO. LIMITED

                                                                 Kyle B.A. Scott
                                                     General Counsel & Secretary
                                                     Direct Line: [REMOVED]
                                                   E-Mail: kscott@futurelink.net


VIA FACSIMILE: [REMOVED]                                            CONFIDENTIAL

April 26, 1999

Thomson Kernaghan & Co. Limited
365 Bay Street
Toronto, Ontario  M5H 2V2

Attention:     Mark Valentine
               Executive Vice-President

Dear Sir:

RE:     MODIFICATION OF EXISTING AGREEMENTS WITH THOMSON KERNAGHAN ("TK")

Further to the most recent discussions between FutureLink's senior management and members of your firm, including yourself, concerning modifications to the existing arrangements between TK and FutureLink to be made in conjunction with our proposed financing led by Commonwealth Associates, we now believe that modifications acceptable to all parties can be agreed upon.

Again, our Company's chief goal in these negotiations has been to clean up our capital structure to focus on creating shareholder value. Given the terms of the convertible debentures held by TK's clients, there is no way to accurately determine full dilution of our common stock, leading to a large amount of uncertainty. While TK expressed some misgivings with regard to the Commonwealth transaction, that financing does allow for accurate calculation of a fully diluted share total. The transaction itself is somewhat dilutive to TK's investors, but we believe the structure we propose below will address this matter.

TK's Current Position

Before confirming the terms of the modifications, it is helpful to review TK's current position in FutureLink securities. Under the Debenture Acquisition Agreement, TK funded $5,000,000 for which it received floating conversion debentures ($2,000,000 of which, plus accrued interest, having been converted to 7,860,046 shares of common stock) plus 1,041,667 warrants exercisable at $0.96 per share. Our Registration Statement accepted January 6, 1999 registered 9,615,384 shares underlying the convertible debenture and 1,000,000 shares underlying the warrants. Effective February 26, 1999, TK and FutureLink executed a Letter Agreement modifying the Debenture Acquisition Agreement to allow for the issuance of $1,000,000 of additional convertible debenture(s) plus warrants, of which $970,000 has been funded to date. The common stock to be issued in trust to support the $1,000,000 additional debenture(s) under the terms of the Letter Agreement, based on the closing price of FutureLink stock for the three days prior to February 26th, is 3,306,878 shares ($1,000,000 divided by 125% of the average closing prices, February 23 to 25, of $0.378 per share). The warrant pricing formula was tied to the proposed



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Thomson Kernaghan
April 26, 1999
Page 2                                                              CONFIDENTIAL

financing which did not go forward. Instead, we have proceeded with the offering led by Commonwealth Associates. As such, I propose that we use April 14, 1999, being the date the Commonwealth financing proceeded (which is the date it became absolutely certain that we would not proceed with a TK private placement) to set the warrant numbers and pricing. The 20 day closing price average to and including April 14th is $0.3089 per share and 125% of this average price is $0.386 per share. The $250,000 of warrant coverage using these figures becomes warrants to acquire 647,668 shares of common stock.

Modifying Debenture Terms; Additional Warrants

We are willing to modify the number of warrants granted to TK and lower their exercise price. Specifically, we would modify or cancel existing warrants and issue additional warrants to TK investors such that TK investors would hold a total of 6,000,000 warrants exercisable at $0.25 per share, These changes to the warrant coverage and pricing are being made in exchange for modifications to the terms of the outstanding convertible debentures issued to TK investors (the "TK debentures"). These TK debentures, which are currently convertible on a floating conversion price formula, would have their conversion terms altered to provide for a fixed conversion rate of $0.20 per share for principal and accrued interest, bringing the conversion price of the TK debentures in line with the convertible notes offered by Commonwealth (the "Commonwealth notes"). The Commonwealth notes also have anti-dilution protection, such that in certain circumstances they can be converted at less than $0.20, and we would add these same anti-dilution provisions to the TK debentures. Please refer to the courtesy copy of the Confidential Term Sheet provided to you previously for details of the anti-dilution protection attached to the Commonwealth notes.

Prepayment of Certain TK Debentures

As discussed, the fixed conversion price, subject to anti-dilution provisions, would be added to $2.5 million of outstanding TK debentures, as the Company would give notice to prepay $1.47 million of outstanding TK debentures. Over and above the terms contained within Section 3 of each of the relevant debentures covering $1.47 million of principal amount, the choice of such TK debentures to be prepaid to be at the discretion of TK, the Company hereby gives thirty days notice of intention to prepay such TK debentures on the basis of payment in full of the principal amount together with a 28% premium (a total of $1,881,600), with such TK debenture holders thereby obligated to accept common stock for accrued interest based on the "market price formula" contained in the TK debentures. FutureLink will be modifying the terms of its Confidential Term Sheet regarding the Commonwealth notes by way of a Supplement which will show the repayment of these $1.47 million principal amount of TK debentures, together with prepayment premium, as a revised "Use of Proceeds".

Ranking of Remaining TK Debentures

As to ranking of debt, Commonwealth agreed in the letter of intent between that firm and FutureLink to have the Commonwealth notes issuable in the planned offering rank pari passu with the Company's existing convertible debt, including the TK debentures. If we are changing the terms of our securities issued to TK to be relatively equal to the securities offered in the Commonwealth offering, the debt should rank equally. As well, the Commonwealth offering is now US$2.5 to US$5 million, subject to over-allotment, with at least the maximum offering likely to be closed upon, making the amount of debt likely to be owed to Commonwealth and its investors double the $2.5 million to remain owing to TK debenture holders.



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Thomson Kernaghan
April 26, 1999
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Registration and Lock-Up

With regard to registration of the common stock underlying the remaining TK debentures and the 6,000,000 TK warrants, FutureLink will issue additional "coverage shares", in trust, and register same. For the TK debentures, 13,750,000 shares of common stock should be available to cover the $2.5 million of TK debentures to be outstanding following prepayment, to be convertible at $0.20 per share, which includes an additional 10% to cover common stock issuable for accrued interest should TK debenture holders elect to receive their interest in common stock. The Company must also make available 6,000,000 coverage shares underlying the new TK warrants.

At present, there are 1,755,338 registered coverage shares and 8,000,000 unregistered coverage shares underlying TK debentures and 1,000,000 registered coverage shares underlying TK warrants. As such, an additional 8,994,662 coverage shares must be issued by FutureLink, in trust, to bring the total coverage shares up to the 19,750,000 to cover TK debentures and TK warrants, as provided above.

The Company will take immediate steps, following the closing of the Commonwealth offering, to register the 8,000,000 outstanding unregistered coverage shares and the 8,994,662 additional (unregistered) coverage shares to be issued as per the preceding paragraph. FutureLink will also be registering the common stock underlying the Commonwealth notes and warrants in the same Registration Statement. TK (and TK investors) and Commonwealth (and Commonwealth investors) will enter into a lock-up agreement agreeing not to dispose of any common stock being registered in FutureLink's May 1999 Registration Statement (to be initially filed in May 1999, with an effective date likely to be somewhat later) until 180 days following the closing of the Company's current private placement offering being conducted through Commonwealth.

Summary

o       TK convertible debt to rank pari passu with Commonwealth notes;

o TK debentures, now convertible on a floating basis, 22% below market, modified to convert at a fixed conversion price of $0.20 per share, with the addition of anti-dilution provisions similar to the Commonwealth notes;

o Prepayment by the Company of $1.47 million of outstanding TK debentures on the basis of 128% of principal amount ($1,881,600 in total) plus the issuance of common stock "at market price" to cover accrued interest;

o Repricing of all TK warrants and/or issuance of additional warrants to TK, such that TK holds 6,000,000 warrants exercisable at $0.25 per share, with anti-dilution protection identical to Commonwealth warrants;

o Issuance of an additional 8,994,662 "coverage shares", in trust, underlying the TK debentures and TK warrants and registration of all 16,994,662 unregistered coverage shares ASAP in a Registration Statement to be filed following the closing of the Commonwealth offering. (Please note, TK has 2,755,338 registered coverage shares outstanding from FutureLink's last Registration Statement);

o All common stock underlying the Commonwealth notes and warrants to be registered concurrently with the TK warrants and additional "coverage shares" in FutureLink's next Registration Statement; and



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Thomson Kernaghan
April 26, 1999
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o       All common stock to be registered on behalf of TK and Commonwealth in
        FutureLink's next Registration Statement is to be locked-up FOR 180 DAYS following the closing of the Commonwealth offering by agreement among the parties.

Retraction of Objections

In addition to the above, should TK accept these arrangements, we would ask that TK formally retract the letter of March 23, 1999 signed by Robert Wilson and addressed to Cameron Chell, FutureLink's Chairman and CEO, regarding the proposed transaction with Commonwealth.

Acknowledgment and Acceptance

We trust that TK will agree to modify the terms of our current agreements in the above manner to the benefit of TK and its investors, and to the long-term benefit of the Company on a go-forward basis. Please signify your acceptance of the above terms by executing (or by having another officer of TK execute) the "Acknowledgment" area below.

Please feel free to contact me at either my direct line given above or on my cell at [removed] should you have any additional comments regarding these matters. Please also feel free to contact Raghu Kilambi, FutureLink's Chief Financial Officer, at his direct line of [removed] or on his cell at [removed].

Yours truly,

FUTURELINK DISTRIBUTION CORP.

[signed: K.B. Scott]

Kyle Scott
General Counsel & Secretary


                                 ACKNOWLEDGMENT

Thomson Kernaghan & Co. Limited ("TK") hereby acknowledges and agrees to the above-noted modifications to the terms of the outstanding debentures and warrants issued or issuable by FutureLink Distribution Corp. ("FutureLink") in accordance with the Debenture Acquisition Agreement dated August 14, 1998, as amended by the Letter Agreement dated February 26, 1999, between TK and FutureLink; the modification of outstanding warrants and/or issuance of additional warrants by FutureLink to TK on the terms given above; and TK formally retracts the letter of March 23, 1999 sent by Mr. Robert Wilson of TK to Mr. Cameron Chell of FutureLink, all as evidenced by the signature of an officer of TK duly authorized in that regard.


Dated:  April  [26th]  , 1999           Per: [signed: M. Valentine]
                                            ------------------------------------

                                        Name: [Mark Valentine]
                                              ----------------------------------

                                        Position: [EVP / Director]
                                                 -------------------------------